Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ASHLAND CHEMCO INC.

WITH AND INTO

ASHLAND GLOBAL HOLDINGS INC.

July 28, 2022

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), Ashland Global Holdings Inc., a Delaware corporation (the “Corporation”), does hereby certify to the following information relating to the merger (the “Merger”) of Ashland Chemco Inc., a Delaware corporation (“Subsidiary”), with and into the Corporation, with the Corporation remaining as the surviving corporation:

1. The Corporation was incorporated on May 6, 2016, under and pursuant to the DGCL.

2. The Subsidiary was incorporated on May 17, 2016, under and pursuant to the DGCL.

3. The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

4. The Board of Directors of the Corporation, by resolutions duly adopted by unanimous written consent on July 13, 2022 and attached hereto as Exhibit A, determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL.

5. The Corporation shall be the surviving corporation of the Merger.

6. Pursuant to Section 253(b) of the DGCL, the name of the Corporation shall be amended upon the effectiveness of the Merger to be “Ashland Inc.”

7. The Amended and Restated Certificate of Incorporation of the Corporation, in effect immediately prior to the Merger, shall be the Amended and Restated Certificate of Incorporation of the surviving corporation, except that Article I shall be amended to read in its entirety as follows:

“ ARTICLE I

NAME

Section 1.01. The name of the corporation (hereinafter called the “Corporation”) is Ashland Inc.”

8. This Certificate of Ownership and Merger and the Merger shall become effective on August 1, 2022.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer as of the date first written above.

ASHLAND GLOBAL HOLDINGS INC.

By: /s/Yvonne Winkler von Mohrenfels

Name: Yvonne Winkler von Mohrenfels

Title: Senior Vice President, General Counsel and Secretary

EXHIBIT A

ASHLAND GLOBAL HOLDINGS INC.

RESOLUTIONS OF THE BOARD OF DIRECTORS

July 13, 2022

Subsidiary Merger and Company Name Change

WHEREAS, the Board of Directors (the “Board”) of Ashland Global Holdings Inc. (the “Company”) has determined that it is in the best interests of the Company to change the name of the Company to “Ashland Inc.” as of August 1, 2022;

WHEREAS, the Company owns all of the issued and outstanding shares of capital stock of Ashland Chemco Inc., a Delaware corporation (the “Subsidiary”); and

WHEREAS, the Board has determined that it is in the best interests of the Company to merge the Subsidiary with and into the Company, and in connection with such merger, to amend the Company’s Amended and Restated Certificate of Incorporation to change the name of the Company to Ashland Inc.

NOW, THEREFORE, BE IT RESOLVED, that the Subsidiary be merged with and into the Company pursuant to Section 253 of the Delaware General Corporation Law (the “Merger”), so that the separate existence of the Subsidiary shall cease as soon as the Merger shall become effective on August 1, 2022, and the Company shall continue as the surviving corporation;

FURTHER RESOLVED, that each share of common stock of the Subsidiary issued and outstanding immediately prior to the effectiveness of the Merger shall automatically be cancelled and retired and shall cease to exist;

FURTHER RESOLVED, that (a) the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Merger (the “Amended and Restated Certificate of Incorporation”), shall be the Amended and Restated Certificate of Incorporation of the surviving corporation, except that the Article I shall be amended in its entirety to change the name of the Company as follows (the: “Name Change”),

“ ARTICLE I

NAME

Section 1.01. The name of the corporation (hereinafter called the “Corporation”) is Ashland Inc.”

and (b) the Amended and Restated Certificate of Incorporation, as so amended, be and hereby is, amended and restated to reflect the foregoing Name Change, and no other changes.

FURTHER RESOLVED, that that any of the Chief Executive Officer, the Chief Financial Officer, any Senior Vice President, any Vice President, the Treasurer, the Secretary, and any Assistant Secretary (collectively, the “Authorized Officers”) be, and each of them hereby is, authorized to prepare and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger with the Secretary of State of Delaware and pay any fees related to such filing; and

FURTHER RESOLVED, that, effective with the Name Change, (a) the By-Laws of the Company be, and hereby are, amended, as set forth below, to reflect such Name Change:

By-Laws of Ashland Inc.

Amended and Restated as of January 24, 2022, and further amended effective August 1, 20221 and (ii) amend the name of the Corporation referenced in Section 1.01 “Registered Office” to reflect such new name.

and (b) the By-Laws of the Company, as so amended, be and hereby are, amended to reflect the foregoing Name Change, and no other changes, and, may be set forth and certified as the complete and current By-Laws of the Company.

1This amendment, as approved by the Corporation’s Board of Directors, is solely to change of the name of the Corporation from “Ashland Global Holdings Inc.” to “Ashland Inc.” effective as of August 1, 2022, concurrently with the effectiveness of the amendment of the Corporation’s Amended and Restated Certificate of Incorporation, as part of the Certificate of Ownership and Merger filed and effective with the Delaware Secretary of State on the same date.